                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           OFFSHORE LOGISTICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------



    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:

                [LOGO OF OFFSHORE LOGISTICS, INC. APPEARS HERE]

                            OFFSHORE LOGISTICS, INC.
                              POST OFFICE BOX 5-C
                           LAFAYETTE, LOUISIANA 70505

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The Annual Meeting of Stockholders of Offshore Logistics, Inc. (the "Company") will be held at The City Energy Club (formerly The Petroleum Club of New Orleans), Energy Centre, 1100 Poydras Street, New Orleans, Louisiana, on Wednesday, December 6, 1995, at 4:30 p.m. for the following purposes:

  1. To elect directors to serve until the next Annual Meeting of the Stockholders and until their successors are chosen and have qualified; and

  2. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

  The Board of Directors has fixed the close of business on October 11, 1995, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

  STOCKHOLDERS WHO DO NOT ELECT TO ATTEND IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          George M. Small
                                          Secretary

Lafayette, Louisiana
October 30, 1995

                            OFFSHORE LOGISTICS, INC.

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 6, 1995

                            SOLICITATION OF PROXIES

  The accompanying Proxy is solicited by the Board of Directors of Offshore Logistics, Inc., 224 Rue de Jean, Suite 100, Lafayette, Louisiana 70508 (the "Company") for use at the Annual Meeting of Stockholders to be held December 6, 1995, and any adjournments thereof.

  All Proxies in the enclosed form that are properly executed and returned to the Company prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the Proxy or, if not specified, as set forth herein.

  The stockholder has the power to revoke such Proxy at any time before it is exercised, either by giving written notice to the Secretary of the Corporation, by executing and delivering a later-dated proxy or by voting in person at the Annual Meeting.

  This Proxy Statement and the enclosed Proxy are being mailed on approximately November 1, 1995.

                         VOTING SECURITIES OUTSTANDING

  At the close of business on October 11, 1995, the Company had outstanding 19,470,705 shares of Common Stock. Each such outstanding share is entitled to one vote. Only holders of record of Common Stock at the close of business on October 11, 1995, the record date for the Annual Meeting, are entitled to vote at the meeting and any adjournments thereof.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

HOLDINGS OF PRINCIPAL STOCKHOLDERS

  The following table shows as of October 11, 1995, certain information with respect to beneficial ownership of the Company's Common Stock by any person known by the Company to be the beneficial owner of more than five percent of any class of voting securities of the Company.

                                    AMOUNT       TITLE
      NAME AND ADDRESS OF        BENEFICIALLY     OF       PERCENT
      BENEFICIAL OWNER              OWNED        CLASS   OF CLASS(1)
      -------------------        ------------   -------  -----------
      FMR Corp. and
      Subsidiaries and             2,098,450(2)  Common     10.8%
       Edward C. Johnson 3d
      82 Devonshire Street
      Boston, MA 02109
      Jurika & Voyles, Inc.        1,313,597(3)  Common      6.7%
      1999 Harrison Street,
       Suite 700
      Oakland, California 94612
      Quest Advisory Corp.,        1,076,930(4)  Common      5.5%
       Quest Management Company
        and
       Charles M. Royce
      1414 Avenue of the
       Americas
      New York, New York 10019
      Strong Capital
       Management, Inc. and       1,777,200(5)   Common      9.1%
       Richard S. Strong
      100 Heritage Reserve
      Menomonee Falls, WS 53051

--------
(1) Percentage of the Common Stock of the Company outstanding as of October 11, 1995.
(2) According to an amended Schedule 13G dated June 8, 1995, filed with the Securities and Exchange Commission by FMR Corp. ("FMR") and its Chairman, Edward C. Johnson 3d, FMR, through its subsidiaries, and Mr. Johnson each have sole voting power with respect to 806,100 of the above shares and sole dispositive power with respect to all 2,098,450 of such shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and a registered investment adviser, is also the beneficial owner of 1,308,950 of such shares as a result of serving as investment adviser, and of 789,500 of such shares as a result of serving as investment manager of certain institutional accounts. Fidelity International Limited ("FIL"), which according to the amended Schedule 13G is a separate and independent corporate entity from FMR and of which Mr. Johnson is Chairman, through the investment adviser services of its subsidiary, is the beneficial owner of 33,700 of such shares. FMR and FIL are of the view that they are not a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, and are not obligated to aggregate the shares beneficially owned by the other; however, FMR elected to file the amended Schedule 13G as if all of the shares are beneficially owned by FMR and FIL jointly.
(3) According to a Schedule 13G dated February 28, 1995, filed with the Securities and Exchange Commission by Jurika & Voyles, Inc. ("Jurika & Voyles"), Jurika & Voyles has shared voting power with respect to 1,234,397 of such shares and shared dispositive power with respect to all shares held by it while acting as an investment adviser.
(4) According to a Schedule 13G dated February 8, 1995, filed with the Securities and Exchange Commission by Quest Advisory Corp. ("Quest"), Quest Management Company ("QMC"), and Charles M. Royce, who may be deemed to be a controlling person of Quest and QMC, Quest, a registered investment adviser, has sole voting power and sole dispositive power with respect to, and is the beneficial owner of, 1,015,930 of such shares, and QMC, a registered investment adviser, has sole voting power and sole dispositive power with respect to, and is the beneficial owner of, 61,000 of such shares. Mr. Royce disclaims beneficial ownership of any of such shares.
(5) According to an amended Schedule 13G dated February 15, 1995, filed with the Securities and Exchange Commission by Strong Capital Management, Inc., formerly Strong/Corneliuson Capital Management, Inc. ("Strong"), and its Chairman, Richard S. Strong, Strong has sole voting power with respect to 1,660,300 of such shares and sole dispositive power with respect to all 1,777,200 shares. Mr. Strong reported identical voting and dispositive power with respect to such shares.

HOLDINGS OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

  The following table shows as of October 11, 1995, certain information with respect to beneficial ownership of the Company's Common Stock by (i) each director or nominee, (ii) each of the executive officers named in the Summary Compensation Table on page 6 of this Proxy Statement, and (iii) all of the Company's directors and executive officers as a group.

                                                    AMOUNT    TITLE
                                                 BENEFICIALLY   OF     PERCENT
              NAME OF BENEFICIAL OWNER             OWNED(1)   CLASS  OF CLASS(2)
              ------------------------           ------------ ------ -----------
      Hans J. Albert...........................     52,009    Common       *
      James B. Clement.........................    320,658    Common    1.65%
      Louis F. Crane...........................     13,000    Common       *
      David S. Foster..........................      9,200    Common       *
      David M. Johnson.........................     13,000    Common       *
      Kenneth M. Jones.........................     26,000    Common       *
      Homer L. Luther, Jr......................      2,000    Common       *
      Drury A. Milke...........................     33,090    Common       *
      Ralph B. Murphy..........................     76,975    Common       *
      Harry C. Sager...........................      4,000    Common       *
      George M. Small..........................    136,610    Common       *
      Howard Wolf..............................     40,990    Common       *
      All Directors and Executive Officers as a
       Group (14 persons)(3)...................    796,116    Common    4.09%

--------
*  Less than 1%.
(1) Based on information as of October 11, 1995, supplied by directors and executive officers. Unless otherwise indicated, all shares are held by the named individuals with sole voting and investment power. Stock ownership described in the table includes for each of the following directors or executive officers options to purchase within 60 days after October 11, 1995, the number of shares of Common Stock indicated after such director's or executive officer's name: Hans J. Albert--48,000 shares; James B. Clement--310,000 shares; Louis F. Crane--4,000 shares; David S. Foster-- 6,000 shares; David M. Johnson--12,000 shares; Kenneth M. Jones--17,000 shares; Homer L. Luther, Jr.--2,000 shares; Drury A. Milke--32,500 shares; Ralph B. Murphy--75,000 shares; Harry C. Sager--2,000 shares; George M. Small--130,500 shares; and Howard Wolf--10,500 shares, and the following number of shares of Common Stock which were vested at the fiscal year ended June 30, 1995, under the Company's Employee Savings and Retirement Plan (the "401(k) Plan"), based on the 401(k) Plan statement dated June 30, 1995; Hans J. Albert--3,005 shares; James B. Clement--5,660 shares; Drury
    A. Milke--590 shares; Ralph B. Murphy--1,975 shares; and George M. Small-- 3,987 shares. Shares held in the 401(k) Plan are voted by the trustee.
(2) Percentage of the Common Stock of the Company outstanding as of October 11, 1995.
(3) Including 716,000 shares which may be acquired within 60 days of October 11, 1995, upon exercise of options.

                           PROPOSALS BY STOCKHOLDERS

  Any proposal by a stockholder intended to be presented at the 1996 Annual Meeting must be received at the Company's office not less than 120 days prior to November 1, 1996. Therefore, any such proposal related to the 1996 Annual Meeting should be received by July 5, 1996, for inclusion in the Company's Proxy Statement and form of Proxy related to that meeting.

                            1. ELECTION OF DIRECTORS

  Nine directors are to be elected, each to hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

  Unless authority to do so is withheld by the stockholder, each Proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors of the Company having beneficial ownership derived from presently existing voting power, as of October 11, 1995, of approximately 0.3% of the Company's Common Stock have indicated that they intend to vote for the election of all nominees. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying Proxy either will vote for such other person as the management of the Company may nominate or, if the management does not so nominate such other person, will not vote for anyone to replace the nominee. The management of the Company knows of no reason that would cause any nominee to be unable to serve as a director or to refuse to accept nomination or election.

VOTE REQUIRED FOR ELECTION, QUORUM AND TABULATION OF VOTES

  Under the Company's By-laws, a majority of the shares of Common Stock issued and outstanding and entitled to vote at any meeting of stockholders, present in person or by proxy, constitutes a quorum for the transaction of business at the meeting. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote the shares in their discretion only as to routine matters. Brokers have discretionary authority to vote in the election of directors. Absent specific instructions from the beneficial owner as to non-routine matters, the New York Stock Exchange precludes its member brokers from voting. The missing votes of non-routine matters are known as "broker non-votes." For purposes of determining the presence or absence of a quorum at the Annual Meeting, abstentions and broker votes on routine matters are counted; thus, broker non-votes are irrelevant for quorum purposes.

  THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED FOR THE ELECTION OF EACH NOMINEE. ABSTENTIONS AND BROKER NON-VOTES ARE NOT COUNTED AS VOTES CAST EITHER FOR OR AGAINST ANY NOMINEE.

  The Board of Directors unanimously recommends that the stockholders vote FOR election of the nominees named below.

INFORMATION CONCERNING NOMINEES

  Subject to the foregoing, Proxies will be voted for the election of the following nine nominees as directors of the Company, each of whom has engaged in the principal occupation indicated below for at least the past five years.

                                                         YEAR FIRST
                              PRINCIPAL OCCUPATION AND    ELECTED
           NOMINEE               BUSINESS EXPERIENCE      DIRECTOR    RESIDENCE    AGE
           -------            ------------------------   ---------- -------------- ---
 JAMES B. CLEMENT(1)........  Chairman, President and       1986    Lafayette,      50
                               Chief Executive Officer              Louisiana
                               of the Company
 LOUIS F. CRANE(1)..........  President of Orleans          1987    New Orleans,    54
                               Capital Management                   Louisiana
                               (November 1991 to
                               Present). Vice
                               President of Hibernia
                               National Bank (March
                               1990 to October 1991).
                               Director of Columbia
                               Universal Corp. (1984
                               to Present). Chairman
                               and Chief Executive
                               Officer of Columbia
                               Universal Corp. (April
                               1994 to Present).
 DAVID S. FOSTER............  Attorney at Law;              1969    Cashiers,       68
                               Mediation and                        North Carolina
                               Arbitration Services.
                               Judge Pro Temp., City
                               Court, Lafayette,
                               Louisiana (January 1992
                               to March 1993). Judge
                               Pro Temp., 15th
                               Judicial District
                               Court, State of
                               Louisiana (April 1987
                               to December 1987).
 DAVID M. JOHNSON...........  Private Investor,             1983    Houston,        57
                               Executive Vice                       Texas
                               President of
                               Weatherford
                               International, Inc.
                               (December 1991 to
                               January 1994). Chairman
                               of the Board of
                               Petroleum Equipment
                               Tools Co. (March 1967
                               to November 1991).
 KENNETH M. JONES...........  Oil and Gas Investments.      1969    Brooksville,    62
                                                                    Maine
 HOMER L. LUTHER, JR.(1)....  Private Investor.             1991    Houston,        56
                               Faculty Member,                      Texas
                               University of Texas
                               (1988 to 1990).
                               Chairman of the Board
                               of Eagle Management and
                               Trust Company (1969 to
                               1988).
 HARRY C. SAGER.............  Retired. Executive Vice       1993    Houston,        65
                               President of Conoco,                 Texas
                               Inc., Oil & Gas (1989-
                               1992).
 GEORGE M. SMALL............  Vice President, Chief         1986    Lafayette,      50
                               Financial Officer,                   Louisiana
                               Secretary and Treasurer
                               of the Company.
 HOWARD WOLF................  Attorney at Law.              1986    Houston,        60
                               Chairman of the Board                Texas
                               of Directors of the
                               Company (September 1986
                               to June 30, 1995).
                               Partner, Fulbright &
                               Jaworski.

--------
(1) Mr. Clement is a director of Digicon, Inc. and Pride Petroleum Services, Inc. Mr. Crane is a director of Columbia Universal Corporation and Coho Energy, Inc. Mr. Luther is a director of CML Group, Inc.

                             EXECUTIVE COMPENSATION

  The following table sets forth the aggregate cash and noncash compensation paid by the Company and its subsidiaries for services rendered during the last three fiscal years to the Chief Executive Officer of the Company and each of the other four highest paid persons who were executive officers of the Company and whose total annual salary and bonus from the Company and its subsidiaries for the last completed fiscal year exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                           ANNUAL COMPENSATION                  LONG TERM COMPENSATION AWARDS(3)
                         ------------------------              ----------------------------------
                                                                          SECURITIES
                         FISCAL                   OTHER ANNUAL RESTRICTED UNDERLYING  ALL OTHER
    NAME & PRINCIPAL      YEAR             BONUS  COMPENSATION   STOCK     OPTIONS/  COMPENSATION
        POSITION         ENDED  SALARY($) ($)(1)     ($)(2)     AWARD(S)   SARS(#)      ($)(4)
    ----------------     ------ --------- ------- ------------ ---------- ---------- ------------
James B. Clement........  1995  $215,000  $51,278      $0       $40,635          0     $11,475
 Chairman, President and  1994  $215,000  $56,438      $0       $66,848          0     $11,475
 Chief Executive Officer  1993  $175,000  $40,000      $0       $     0          0     $10,275
George M. Small.........  1995  $137,000  $36,305      $0       $     0     20,000     $ 9,207
 Vice President, Chief
  Financial               1994  $137,000  $23,975      $0       $28,395     25,000     $ 9,207
 Officer, Secretary and
  Treasurer               1993  $125,000  $25,000      $0       $     0          0     $ 8,847
Ralph B. Murphy.........  1995  $120,000  $31,800      $0       $     0     10,000     $ 3,600
 Vice President,          1994  $120,000  $42,000      $0       $     0     15,000     $ 3,600
 Corporate Sales          1993  $113,000  $20,000      $0       $     0          0     $ 3,390
Hans J. Albert..........  1995  $108,000  $28,620      $0       $     0     15,000     $ 3,240
 Vice President,
  International           1994  $108,000  $26,460      $0       $13,429     17,500     $ 3,240
 Aviation Services        1993  $ 97,000  $20,000      $0       $     0          0     $ 2,910
Drury A. Milke..........  1995  $ 82,750  $17,543      $0       $     0     10,000     $ 2,482
 Vice President           1994  $ 76,000  $21,280      $0       $     0      7,500     $ 2,280
 Business Development     1993  $ 61,000  $10,000      $0       $     0          0     $ 1,830

--------
(1) Cash bonuses are listed in the fiscal year earned, but were paid partially or entirely in the following fiscal year. For fiscal 1995 and 1994, the "Bonus($)" column includes any bonus earned and paid in cash for fiscal 1995 and 1994 performance. Under the terms of the 1994 Long-Term Management Incentive Plan, certain participants may elect to receive all or a portion of their awarded bonus in the form of restricted stock. These amounts (including the 20% additional awards in restricted stock provided as a deferral incentive) are reflected in the "Restricted Stock Award(s)" column for fiscal 1995 and 1994, although the restricted stock awards were not made until the following year.
(2) The stated amounts exclude perquisites and other personal benefits because the aggregate amounts paid to or for any executive officer as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for fiscal 1995, 1994 and 1993.
(3) The "Restricted Stock Award(s)" column reflects the value, as of the date of grant, of the restricted stock received by the named individuals. Mr. Clement, Mr. Small and Mr. Albert received, respectively, 4,998; 2,123 and 1,004 shares of restricted stock in lieu of $56,438; $23,975 and $11,340 in cash for fiscal 1994. Mr. Clement received 3,010 shares of restricted stock in lieu of $34,185 in cash for fiscal 1995. Dividend income, if any, will be paid on the restricted stock at the same rate as paid to all stockholders. With respect to fiscal 1994 and fiscal 1995, restrictions will lapse 3 years and 30 months, respectively, from the date the restricted stock was awarded. With respect to the 1995 and 1994 fiscal years, the number of shares of restricted stock received in lieu of cash was determined by multiplying the amount of the foregone cash bonus by 1.2 (as a deferral incentive) and dividing that product by the average market price of the Company's Common Stock for the month of December 1993 ($13.55) or June 1994 ($13.63). At the end of the 1995 fiscal year, Mr. Clement, Mr. Small and Mr. Albert, respectively, had an aggregate of 4,998, 2,123 and 1,004 shares of restricted stock, having an aggregate value on that date of $69,972, $29,722 and $14,056. The Company awarded no restricted stock during the 1993 fiscal year. During the 1995, 1994 and 1993 fiscal years, the Company maintained no long term incentive plan, as defined in applicable Securities and Exchange Commission rules. The Company issued no options to executive officers during fiscal year 1993. All options granted to the named executive officers in fiscal 1995 and 1994 were awarded pursuant to the Offshore Logistics, Inc. 1989 Incentive Plan (the "1989 Plan"), have a ten-year term, have an exercise price equal to the fair market value (as defined in the 1989 Plan) of the Company's Common Stock on the grant date, and include tandem grants of SARs, which permit the options to be surrendered in exchange for shares of stock, or a combination of cash and stock representing the difference between the option exercise price and the fair market value of the shares on the date of exercise. All of the options granted to the named executives became exercisable one year after the grant date.
(4) The stated amounts consist of the Company's matching contributions made pursuant to the Company's Employee Savings and Retirement Plan (the "401(k) Plan"), all of which are 100% vested, and the cost to the Company for premiums on Company-owned life insurance policies that the Company maintains for certain key employees, including Messrs. Clement, Small, Albert and Milke. All amounts stated for Messrs. Murphy, Albert and Milke are comprised exclusively of the Company's matching contributions pursuant to the 401(k) Plan. During the fiscal year ended 1995, the expense to the Company for the life insurance premiums was $5,025 and $5,097 for Messrs. Clement and Small, respectively, and the Company's matching contribution to the 401(k) Plan was $6,450 and $4,110 for Messrs. Clement and Small, respectively.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table shows, as to the named executive officers, information about option/SAR grants during the 1995 fiscal year.

                           INDIVIDUAL GRANTS
------------------------------------------------------------------------
                                                                             POTENTIAL
                                                                         REALIZABLE VALUE
                                                                         AT ASSUMED ANNUAL
                                                                          RATES OF STOCK
                           NUMBER OF    % OF TOTAL                             PRICE
                          SECURITIES   OPTIONS/SARS                      APPRECIATION FOR
                          UNDERLYING    GRANTED TO  EXERCISE              OPTION TERM(2)
                         OPTIONS/SARS  EMPLOYEES IN   PRICE   EXPIRATION -----------------
          NAME           GRANTED(#)(1) FISCAL YEAR  ($/SHARE)    DATE       5%      10%
          ----           ------------- ------------ --------- ----------    --    --------
James B. Clement........         0           0%         n/a        n/a        n/a      n/a
George M. Small.........    20,000          22%      $13.00    7/12/04   $163,513 $414,373
Ralph B. Murphy.........    10,000          11%      $13.00    7/12/04   $ 81,756 $207,187
Hans J. Albert..........    15,000          17%      $13.00    7/12/04   $122,634 $310,780
Drury A. Milke..........    10,000          11%      $13.00    7/12/04   $ 81,756 $207,187

--------
(1) These awards were made pursuant to the 1989 Plan, have a ten-year term, an exercise price equal to the fair market value (as defined in the 1989 Plan) of the Common Stock on the grant date and become exercisable one year after the grant date. The option exercise price is payable in cash. The option grants include tandem grants of an equal number of SARs, which entitle the optionee to surrender unexercised stock options for stock, or a combination of stock and cash, equal to the excess of the fair market value of the surrendered shares over the option price of such shares; however, no more than 35% of this amount may be paid in cash. Under the Plan, if an employee resigns following a reduction in his authority or duties or is terminated other than for cause within one year preceding or three years following a change in control of the Company (as defined in the 1989 Plan), all outstanding options and SARs are immediately exercisable upon his resignation or termination.
(2) The dollar amounts shown in these two columns have been derived by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), by multiplying this product by the number of shares covered by the options, and then subtracting the aggregate exercise price of the options. The dollar amounts set forth under this heading have not been discounted to present value. Further, the dollar amounts are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock of the Company.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTION/SAR VALUES

  The following table shows, as to the named executive officers, the aggregate option exercises during fiscal year 1995 and the values of unexercised options as of June 30, 1995.

                                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                     OPTIONS/SARS AT FY-END(#) OPTIONS/SARS AT FY-END($)(1)
                                                     ------------------------- ----------------------------
                         SHARES ACQUIRED    VALUE
          NAME           ON EXERCISE (#) REALIZED($) EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
          ----           --------------- ----------- ------------------------- ----------------------------
James B. Clement........     15,000       $196,875            310,000                   $2,263,125
                                                                    0                   $        0
George M. Small.........     10,000       $131,875            110,500                   $  599,375
                                                               20,000                   $   20,000
Ralph B. Murphy.........          0       $      0             70,000                   $  323,125
                                                               10,000                   $   10,000
Hans J. Albert..........      7,500       $ 53,062             48,000                   $  180,000
                                                               15,000                   $   15,000
Drury A. Milke..........          0       $      0             22,500                   $   89,063
                                                               10,000                   $   10,000

--------
(1) The dollar amounts shown in this column represent the aggregate excess of the market value of the shares underlying the unexercised in-the-money options as of June 30, 1995, over the aggregate exercise price of the options.

              EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
                         CHANGE-OF-CONTROL ARRANGEMENTS

  In February 1989, the Company entered into severance agreements with Messrs. Clement and Small to facilitate continuity of management in the event of any actual or threatened change of control of the Company. The agreements take effect in the event of a change of control (as defined in the agreements) of the Company and have a term of three years following the change of control. The agreements provide that if the executive's employment is terminated other than for cause or if the executive resigns following a reduction in his duties, compensation, or benefits, the executive is entitled to a lump sum payment equal to the product of his aggregate annual compensation times a fraction, the numerator of which is the number of months remaining under the severance agreement and the denominator of which is twelve. Based on compensation as of the end of fiscal 1995, the maximum total amount payable under these agreements is approximately $1,052,000.

  In addition, under the terms of the Offshore Logistics, Inc. 1989 Incentive Plan (the "1989 Plan"), if within the one-year period preceding or the three-year period following a change in control of the Company (as defined in the 1989 Plan), a participant's employment is involuntarily terminated other than for cause, or he resigns following a diminution in the nature or scope of his authorities or duties, all outstanding options and SARs held by the executive become immediately exercisable.

  Under the terms of the 1994 Long-Term Management Incentive Plan (the "1994 Plan"), if a change in control (as defined in the 1994 Plan) occurs, all outstanding options and SARs held by the employee participant become immediately exercisable; the restrictions and deferral limitations (if any) applicable to any then outstanding shares of Restricted Stock, Deferred Stock or other stock based awards made pursuant to the 1994 Plan (if any) become free of all restrictions, fully vested and transferable to the full extent of the award. Also, under the 1994 Plan, for a sixty-day period following a change in control (as defined in the 1994 Plan), unless the Committee that administers the Plan determines otherwise at the time of the award, the participant has the right to elect to surrender to the Company all or part of the stock options in exchange for a cash payment equal to the spread between the change in control price (as defined in the 1994 Plan) and the option exercise price.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Howard Wolf, Director of the Company and member of the Compensation Committee, is a partner of the law firm of Fulbright & Jaworski, which the Company retains from time to time to provide legal services.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is comprised exclusively of nonemployee directors and is responsible for formulating and making recommendations to the Board of Directors with regard to:

  -- the Company's executive compensation policies and programs, and

  -- specific salary and incentive awards to executive officers.

COMPENSATION POLICY

  In designing and implementing its executive compensation program, the Company follows a long-standing philosophy that management pay should be directly and substantially tied to the achievement by the Company of its performance objectives. A corollary principle guiding the Company's compensation program is that stock-based compensation should be an integral part of the program to align management incentives with share price. The Company also operates under the principle that short-term and long-term elements of compensation should be balanced. Finally, the Company believes that, to excel, it must continue to attract and retain highly talented and motivated employees at all levels, especially the senior executives.

  Accordingly, the Company's overall compensation policy is to provide a competitive compensation package designed to attract, motivate and retain key executive officers and to tie executive pay to overall Company performance and return to stockholders. The Company's executive compensation program consists of base salary, annual incentives and long-term incentives. Executive officers also participate in a 401(k) plan, a medical plan and other benefit plans available to employees generally.

  The compensation packages provided to the Chief Executive Officer and the other executive officers for the 1995 fiscal year were based in part on the recommendations of the outside consulting firm hired by the Company in 1993. The consulting firm met with Company management to discuss the strategic direction of the Company and the Company's objectives for its executive compensation programs. The consulting firm prepared a study based on several published executive compensation surveys conducted at different times that reviewed the compensation of executives at companies with revenues similar to those of the Company (hereafter, the "Compensation Study"). The group of companies reflected in the Compensation Study includes some of the peer companies set forth in the Stock Performance Graph on page 12 of this Proxy Statement.

 1. Base Salary

  The Committee reviews base salaries annually. Individual performance reviews are generally conducted once a year and are used in conjunction with the Company's comparison of salaries paid by its most direct competitors, the Compensation Study and an analysis of expected economic conditions in the oil and gas service industry to determine whether an employee's base salary will be modified. Salary increases in the 1995 fiscal year were based on individual performance and the Company's achievement of its profit goals, as well as salaries paid by Company competitors (including the companies in the Compensation Study). In each of the last several years, the Chief Executive Officer initially has recommended to the Committee salary levels for the upcoming year for all Company officers other than himself. The Committee has reviewed the Chief Executive Officer's recommendations and industry comparisons and made its salary recommendations to the full Board. The Board approved all of the Committee's recommended salary levels for the 1995 fiscal year.

  The Company believes that the salaries of the executives named in the Summary Compensation Table for the 1995 fiscal year were at or near the median of the peer group considered by the Committee to constitute the Company's most direct competitors for executive talent. The Compensation Committee believes that not all of the companies in a peer group established to compare stockholder returns are necessarily representative of the companies competing with the Company for executive talent. Thus, the peer group used by the Company to compare compensation is a sub-group of the companies included in the peer group index in the Stock Performance Graph on page 12 of this Proxy Statement.

 2. Annual Incentives

  Cash bonuses provide an annual incentive to the Company's executives. For the 1995 fiscal year, bonus amounts to executives were determined according to the terms of the Annual Incentive Plan approved by the stockholders in 1994. This element of the compensation program is designed to link executive pay to objective measures of the performance of the Company. The Company performance measures established by the Committee to determine bonus levels for the 1995 fiscal year were return on revenues, return on equity, earnings per share growth and revenue growth, each weighted equally at 25%. Threshold, target and maximum levels of Company performance were established for each performance measure, based on historical results, budgets and growth goals established by the Company. For the 1995 fiscal year, the Company achieved 53%, of the aggregate maximum level of performance on these four performance measures. Each of the employees who was designated to participate in the Annual Incentive Plan, including the executive officers, received a bonus equal to the appropriate percentage of his or her base salary set by the Committee for incentive opportunity.


  In accordance with the restricted stock payment alternative under the 1994 Plan, also approved by the stockholders in 1994, the executive officers may elect to receive all or any part of their bonuses in shares of Restricted Stock. The Committee believes that this application of Restricted Stock is an excellent vehicle for expanding the stock ownership of the executive officers and will further deepen the executive officers' commitment to the long-term objectives and performance of the Company and their identification with stockholder interests.

 3. Long-Term Incentives

  The Compensation Committee believes that granting stock options/stock appreciation rights is the most appropriate method of motivating and rewarding executive officers for the creation of long-term shareholder value. The Company has established a policy of awarding stock options and stock appreciation rights based upon continuing progress of the Company and on individual performance by its executives. The Committee uses only subjective and informal measures of Company and individual performance in deciding whether and, if so, how many options to award. Typically, stock options are granted annually. In July 1994, options were awarded to the executive officers other than the Chief Executive Officer, including the following grants to the executive officers named in the Summary Compensation Table: George M. Small--20,000; Ralph B. Murphy--10,000; Hans J. Albert--15,000; and Drury A. Milke--10,000. All awards shown in the Summary Compensation Table were made at fair market value at the time of grant so that holders will benefit from such grants only when, and to the extent, the stock price increases after the date of grant.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  James B. Clement has been employed by the Company since 1976 and was elected President and Chief Operating Officer in 1986, Chief Executive Officer in 1987 and Chairman in 1995. The Compensation Committee seeks to align Mr. Clement's base salary and annual incentives at a reasonable level in comparison to the other companies in the Company's self-selected compensation peer group. In setting Mr. Clement's salary and bonus for the fiscal year ended 1995, the Committee reviewed the performance of both Mr. Clement and the Company in fiscal 1994 and 1993, as well as the recommendations of the compensation consulting firm in its Compensation Study. The Committee, however, considered measures of Company performance only in a subjective and informal manner in fixing Mr. Clement's base salary. The Committee held Mr. Clement's base salary constant for the 1995 fiscal year primarily because it anticipated depressed market conditions for the Company's services during the fiscal year.

  Under the Annual Incentive Plan, Mr. Clement's incentive opportunity for fiscal 1995 was 75% of his base salary. Since the Company performed at the 53% level on the four performance measures, namely, return on revenues, return on equity, earnings per share growth and revenue growth (each weighted 25%) in fiscal 1995, Mr. Clement was entitled to a bonus equal to $85,462 for 1995. In accordance with the restricted stock payment alternative, Mr. Clement elected to receive 40% of his 1995 bonus in Restricted Stock. Accordingly, he has received $51, 278 of the 1995 bonus in cash and 3,010 shares of restricted stock shares for 1995. The shares of Restricted Stock will be nontransferable and subject to forfeiture for thirty months unless Mr. Clement satisfies certain service obligations to the Company.

  The Company has provided long-term incentive to Mr. Clement through stock option grants. In January 1991, the Compensation Committee granted Mr. Clement options to acquire 250,000 shares pursuant to the Company's 1989 Incentive Plan. These 250,000 options have vested annually in increments of 50,000, beginning January 21, 1991. Because it made this option grant in 1991 with vesting occurring through the 1995 fiscal year, the Committee determined not to grant any additional stock options to Mr. Clement from fiscal 1992 through fiscal 1995.

  Provisions of the Omnibus Budget Reconciliation Act of 1993 limit deductibility of certain compensation for the Chief Executive Officer and the additional four executive officers who were highest paid and employed at year end, effective for tax years beginning on or after January 1, 1994. The policy of this Committee related to this Act is to establish and maintain a compensation program that maximizes the creation of long-term value for stockholders. Action will be taken to qualify most compensation approaches to ensure deductibility except in those limited areas where the Committee believes that stockholder interests are best served by retaining flexibility of approach.

                                          COMPENSATION COMMITTEE

                                          David M. Johnson, Chairman
                                          Kenneth M. Jones
                                          Howard Wolf

                            STOCK PERFORMANCE GRAPH

  The following performance graph compares the yearly cumulative return on the Company's Common Stock to the NASDAQ Stock Market (U.S. Companies) Index and a peer group index of companies selected by the Company, over a five year period ending on June 30, 1995. The peer group companies are Oceaneering International, Inc.; Petroleum Helicopters, Inc.; Tidewater, Inc.; Offshore Pipelines, Inc.; Rowan Companies, Inc.; McDermott International, Inc.; and GulfMark International, Inc. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the value of the investment in the Company's Common Stock and each index to have been $100 at June 30, 1990.

             COMPARISON OF CUMULATIVE STOCKHOLDER RETURN 1990--1995



                                                    FISCAL YEAR ENDING JUNE 30,
                                                   -----------------------------
                                                   1990 1991 1992 1993 1994 1995
                                                   ---- ---- ---- ---- ---- ----
      Offshore Logistics, Inc..................... 100   69   67  105  107  110
      NASDAQ...................................... 100  106  127  160  162  215
      Peer Group.................................. 100   72   73  106  103  104

                   DIRECTORS MEETINGS, FEES AND OTHER MATTERS

  The Company has standing Audit, Compensation, Executive and Nominating Committees of the Board of Directors. During the Company's fiscal year ended June 30, 1995, each nonemployee member of the Board of Directors received $750 for each meeting of the Board of Directors, as well as committees of the Board on which he served, attended by such member. In addition to receiving $750 for each meeting attended, nonemployee members of the Board of Directors (other than the Secretary of the Board of Directors) receive $6,000 per year, payable quarterly in arrears, and the Secretary of the Board of Directors receives $8,000 per year, payable quarterly in arrears.

  The Board of Directors held five meetings during the past fiscal year. During this period, no incumbent director other than Mr. Luther attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served during the period in which he was a director.

  The 1991 Nonqualified Stock Option Plan for Nonemployee Directors (the "1991 Plan") provides for the granting to directors who are not employees of the Company (the "Nonemployee Directors") of non-qualified options to purchase Common Stock. The 1991 Plan is administered by the Board of Directors. A total of 173,000 shares of Common Stock have been reserved for issuance at June 30, 1995, upon the exercise of options under the 1991 Plan, subject to adjustment in the event of stock splits, stock dividends and similar changes in the Company's capital stock.

  As of September 24, 1991, the date as of which the 1991 Plan was adopted by the Board of Directors, Nonemployee Directors were granted automatically options to purchase 500 shares of stock for each year of continuous service plus 2,000 shares. As of the date of the Company's Annual Meeting of Stockholders in each year that the 1991 Plan is in effect beginning with the Annual Meeting held on December 1, 1992, each Nonemployee Director who is elected or re-elected, or otherwise continues as a director of the Company following such Annual Meeting, will be granted an option to purchase 2,000 shares of Common Stock. However, no such options shall be granted to any Nonemployee Director who during the preceding 12 months missed 50% or more of the meetings of the Board of Directors and committees on which he served.

  The option price per share for each option granted under the 1991 Plan is the fair market value of the Common Stock on the date of grant. Under the 1991 Plan, options are not exercisable until six months after the date of grant. The 1991 Plan will terminate on, and no options shall be issued after, the date of the annual meeting of stockholders in 2000, and any options outstanding on that date will remain outstanding until they have either expired or been exercised.

  The Audit Committee is composed of Messrs. Crane and Johnson. The Committee is authorized to engage and discharge independent auditors; to review the fee, scope and timing of the independent audit and any other services rendered; to approve professional services rendered by the auditors; to review with the auditors and management the Company's policies and procedures with respect to accounting and financial controls; to review audit results with the auditors; and to direct and supervise special investigations. The Audit Committee held one meeting during the last fiscal year.

  Messrs. Johnson, Jones and Wolf comprise the Compensation Committee. The functions of the Compensation Committee are to recommend to the full Board compensation arrangements for senior management and directors; to recommend compensation plans in which officers and directors are eligible to participate; to recommend and, in some cases, to grant options or other benefits under such plans; and to take such other action as is delegated to it by the Board. The Compensation Committee held two meetings during the last fiscal year.

  The Executive Committee is comprised of Messrs. Clement, Foster, Small and Wolf. The Executive Committee is authorized to act on behalf of the full Board on a broad range of issues. The Executive Committee did not meet during the last fiscal year.

  Messrs. Jones, Johnson and Wolf comprise the Nominating Committee. The function of the Nominating Committee is to recommend nominees to serve on the Board of Directors and to take such action as is delegated to it by the Board. The Nominating Committee held one meeting during the last fiscal year.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP, conducted the examination of the Company's financial statements for the fiscal year ended June 30, 1995, and has been selected to conduct the examination of the Company's financial statements for the current year. Representatives of Arthur Andersen LLP, are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                              VOTING OF THE PROXY

  SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED THEREIN. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES.

                                    GENERAL

  As of the date of the Proxy Statement, the only matters expected to come before the Annual Meeting are those set forth above. If any other matters are properly brought before the Annual Meeting or any adjournment thereof and if the shares for which the Proxy is given are entitled to vote thereon, it is the intention of the persons named in the accompanying form of proxy to vote the Proxies on such matters in accordance with their best judgment.

  The cost of soliciting Proxies will be borne by the Company. The directors, officers and employees of the Company may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview. The Company has retained Chemical Mellon Shareholder Services to assist in the solicitation of Proxies for a fee of $4,500 plus out-of-pocket expenses. The Company will also reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the securities of the Company.

  Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995. Any such request should be directed to George M. Small, Offshore Logistics, Inc., Post Office Box 5-C, Lafayette, Louisiana 70505. Requests from beneficial owners of shares of the Company must set forth a good faith representation that as of October 11, 1995, the requester was a beneficial owner of shares of the Company entitled to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          George M. Small
                                          Secretary

Lafayette, Louisiana
October 30, 1995

--------------------------------------------------------------------------------

                           OFFSHORE LOGISTICS, INC.
                                     PROXY

                     This Proxy is Solicited on Behalf of
                    the Board of Directors of the Company.

    The undersigned stockholder of OFFSHORE LOGISTICS, INC., a Delaware corporation, hereby appoints JAMES B. CLEMENT and GEORGE M. SMALL, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The City Energy Club of New Orleans, 1100 Poydras Street, 38th Floor, New Orleans, Louisiana on Wednesday, December 6, 1995, at 4:30 p.m., and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY.

    The Board of Directors of the Company recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

Item 1--Election of the following nominees as Directors:

     For all      Withhold for       Withheld for the following only. (Write the
    nominees      all nominees        name(s) of the nominee(s) below)

       / /            / /            James B. Clement, Louis F. Crane, David S.
                                     Foster, David M. Johnson, Kenneth M. Jones,
                                     Homer L. Luther, Jr., Harry C. Sager,
                                     George M. Small and Howard Wolf.

                                     -------------------------------------------

                                        The undersigned hereby acknowledges
                                        receipt of a copy of the accompanying
                                        Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

                                        Date:
                                             ----------------------------------

                                        ---------------------------------------
                                        Signature

                                        ---------------------------------------
                                        Signature

                                        Please mark, date and sign as your
                                        account name appears and return in the
                                        enclosed envelope. If acting as
                                        executor, administrator, trustee or
                                        guardian, etc., you should indicate same
                                        when signing. If the signer is a
----------------------------------      corporation or partnership, please sign
 "PLEASE MARK INSIDE BLUE BOXES         the full corporate name or partnership
SO THAT DATA PROCESSING EQUIPMENT       name by duly authorized officer or
     WILL RECORD YOUR VOTES"            person. If the shares are held jointly,
----------------------------------      each stockholder named should sign.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE